ENTRUSTED MANAGEMENT AGREEMENT

This ENTRUSTED MANAGEMENT AGREEMENT, dated as of December 31, 2010 (this “Agreement”), is entered into by and among Shanghai Technology Innovation Co., Ltd. (上海创新科技有限公司 in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 901, No. 510, Cao Yang Road, Shanghai, PRC (“Shanghai Chuangxin”), Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (上海复星医药（集团）股份有限公司), a stock company limited by shares listed on the Shanghai Stock Exchange and incorporated and existing under the laws of the PRC with its registered address at Floor 9, No. 510, Cao Yang Road, Shanghai, PRC (the “Shareholder”), and Chindex Export Limited, a company limited by shares incorporated in the British Virgin Islands (“Old BVI”).  The Shareholder, Shanghai Chuangxin and Old BVI are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Shareholder is the direct legal and beneficial owner of the entire equity interest in Shanghai Chuangxin;

WHEREAS, the Shareholder and Old BVI have entered into a Share Transfer Agreement dated December 27, 2010, relating to the transfer of the shares of Shanghai Chuangxin to Old BVI (the “Chuangxin Share Transfer Agreement”) at the closing provided for therein (the “Chuangxin Closing”);

WHEREAS, Shareholder and Shanghai Chuangxin desire to entrust Old BVI to manage and operate Shanghai Chuangxin during the period from the date of this Agreement to the Chuangxin Closing;

WHEREAS, Chindex Medical Holdings (BVI) Limited, Ample Up Limited, Chindex Medical Limited and certain subsidiaries of Chindex Medical Limited, including Shanghai Chuangxin and its majority owned Subsidiaries, have entered into a Joint Venture Governance and Shareholders Agreement dated the date hereof (the “Shareholders Agreement”);

WHEREAS, Old BVI desires to accept such entrustment and to manage and operate Shanghai Chuangxin as provided herein;

WHEREAS, the Shareholder, Shanghai Chuangxin and Old BVI are entering into contemporaneously herewith a Shareholder’s Voting Proxy Agreement relating to the voting and the exercise of other rights with respect to the equity interests in Shanghai Chuangxin (the “Shareholder’s Voting Proxy Agreement”) to further protect certain rights of Old BVI under this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Certain Defined Terms.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include any Exhibits or Schedules hereto and all amendments hereto made in accordance with the provisions hereof.

“Annual Adjustment” shall have the meaning set forth in Section 2.05.

“China” (sometimes also herein referred to as the “PRC”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Chindex” means Chindex International, Inc., a Delaware corporation.

“Chuangxin Closing” shall have the meaning set forth in the Recitals.

“Chuangxin Share Transfer Agreement” shall have the meaning set forth in the Recitals.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Entrusted Account” shall have the meaning set forth in Section 2.03(b).

“Entrusted Period” shall have the meaning set forth in Section 2.02.

“Entrustment Agreements” means, collectively, this Agreement, the Shareholder’s Voting Proxy Agreement and any other agreement or document executed and delivered pursuant to this Agreement or the Shareholder’s Voting Proxy Agreement.

“Entrustment Management Fee” shall have the meaning set forth in Section 2.04.

“Governmental Authority”  means any supranational, national, federal, provincial, state, municipal, regional, county, local or foreign governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.

“HKIAC” shall have the meaning set forth in Section 7.03(a).

“Indemnified Party” shall have the meaning set forth in Section 7.01(c).

“Indemnifying Party” shall have the meaning set forth in Section 7.01(c).

“knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of the officers of such Person.

“Law” means any federal, national, supranational, state, provincial, municipal, county, local, foreign or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.

“Loss” shall mean any and all actions, suits, claims, proceedings, losses, costs, damages, judgments, amounts paid in settlement and expenses (including attorneys’ fees and disbursements) actually suffered or incurred (net of any insurance recovery).

“Old BVI” shall have the meaning set forth in the Preamble.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Payment Period” shall have the meaning set forth in Section 2.05.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended.

“PRC” (sometimes also herein referred to as “China”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Quarterly Adjustment” shall have the meaning set forth in Section 2.05.

“Shanghai Chuangxin” shall have the meaning set forth in the Preamble.

“Share Pledge” shall have the meaning set forth in Section 2.07.

“Shareholder” shall have the meaning set forth in the Preamble.

“Shareholder’s Voting Proxy Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any Affiliate of such Person that is controlled by such Person.

“Tax” or “Taxes” means all taxes (whether federal, national, supranational, state, provincial, municipal, county, local or foreign), fees, levies, customs duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, advalorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes imposed by any taxing authority in the United States, the PRC or elsewhere together with any interest, penalties, or additions to tax imposed with respect thereto.

“UNCITRAL” shall have the meaning set forth in Section 7.03(a).

“UNCITRAL Rules” shall have the meaning set forth in Section 7.03(a).

Section 1.02 Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Preamble, Recital, Section, Exhibit or Schedule, such reference is to an Article, Preamble, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g) any contract or agreement defined or referred to herein or in any agreement or instrument that is referred to herein means such contract or agreement as from time to time amended, modified or supplemented, including any novation thereof;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

ENTRUSTMENT

Section 2.01 Entrusted Management.

(a) The Shareholder and Shanghai Chuangxin shall, and do hereby, entrust the management and operation of Shanghai Chuangxin to Old BVI pursuant to the terms and conditions of this Agreement, including without limitation delivering to Old BVI all business materials together with all business licenses and corporate seal (chop) of Shanghai Chuangxin, including the right, power and authority to exercise all the right, power and authority of Shanghai Chuangxin as the shareholder of any of its Subsidiaries; and

(b) Old BVI shall manage and operate Shanghai Chuangxin in accordance with the terms and conditions of this Agreement.

Section 2.02 Term.  The term of this Agreement shall be from the date hereof to the earlier of the following (the “Entrusted Period”):

(a) the termination of this Agreement; or

(b) the Chuangxin Closing.

Section 2.03 Management and Operation.  During the Entrusted Period, Old BVI shall have full power and authority with respect to, and shall be fully responsible for, the management and operation of Shanghai Chuangxin, including without limitation the following:

(a) Subject to the terms and conditions of the Shareholders Agreement, Old BVI shall have full power and authority with respect to, and shall be fully responsible for, managing and operating Shanghai Chuangxin, including without limitation the (i) the sole and exclusive right, power and authority to convene shareholders’ meetings of Shanghai Chuangxin and sign resolutions relating to such meetings, (ii) the sole and exclusive right, power and authority to appoint, remove and terminate members of the board of directors and the general manager of Shanghai Chuangxin, (iii) the sole and exclusive right, power and authority to appoint, remove and terminate the supervisors (of the board of directors) of Shanghai Chuangxin and elect the chairman of the board of directors or other appropriate person as the authorized legal representative of Shanghai Chuangxin, (iv) the right, power and authority to hire and fire managerial and administrative personnel of Shanghai Chuangxin, subject to and consistent with the Shareholders Agreement, (v) the sole and exclusive right, power and authority to exercise all powers of the Shareholder with respect to its equity interest in Shanghai Chuangxin, including the sole and exclusive right, power and authority to vote, transfer, sell, pledge or otherwise encumber such equity interest (and retain any and all proceeds of any such transfer, sale, pledge or encumbrance) and to adopt (and direct the adoption of) shareholder resolutions and other actions of the shareholder of Shanghai Chuangxin, and (vi) the right, power and authority to exercise all powers of Shanghai Chuangxin with respect to its equity interests in Shanghai

Chuangxin’s Subsidiaries, including the right, power and authority to (A) convene shareholders’ meetings of the Subsidiaries and sign resolutions relating to such meetings, (B) appoint, remove and terminate members of the board of directors, the general manager and any managing director of each Subsidiary, (C) appoint, remove and terminate the supervisors (of the board of directors) of each Subsidiary and elect the chairman of the board of directors or other appropriate person as the authorized legal representative of each Subsidiary, and (D) vote, transfer, sell, pledge or otherwise dispose of or encumber Shanghai Chuangxin’s equity interest in each Subsidiary and to adopt (and direct the adoption of) shareholder resolutions and other actions of the shareholder of each of such Subsidiaries.  Shanghai Chuangxin shall adopt such board of director’s resolutions as may be requested by Old BVI.

(b) Old BVI shall have the right to manage and control all assets of Shanghai Chuangxin, and, if requested by Old BVI, Shanghai Chuangxin shall open one or more entrusted accounts or designate one or more existing accounts as entrusted accounts (each an “Entrusted Account”).  If Old BVI requests such Entrusted Accounts, Shanghai Chuangxin shall keep all of its funds, including all revenues from operations and all dividends received, in the Entrusted Accounts and all payments of funds by Shanghai Chuangxin shall be disbursed through the Entrusted Accounts.  Old BVI shall have the full right to decide the use of the funds in the Entrusted Account.  The authorized signatories of each Entrusted Account shall be appointed or confirmed by Old BVI.

(c) Subject to the terms and conditions of the Shareholders Agreement, Old BVI shall have the full right, power and authority to control and administer the financial affairs and daily operation of Shanghai Chuangxin, including without limitation entering into and performance of contracts and payment of taxes.

Section 2.04 Assignment of Dividends.  Shareholder hereby assigns to Old BVI all of Shareholder’s right to receive dividends and other distributions and payments with respect to the equity interests and shares in Shanghai Chuangxin, and Shanghai Chuangxin hereby agrees to pay any and all such dividends, distributions and payments directly to Old BVI.  Shareholder agrees that in the event Shareholder receives any such dividend, distribution or payment, Shareholder shall promptly pay such amount to Old BVI.

Section 2.05 Entrustment Management Fee.  If requested by Old BVI, Shanghai Chuangxin shall pay to Old BVI during the term of this Agreement an entrusted management fee (the “Entrustment Management Fee”) in such amount as may be specified by Old BVI, up to the full earnings before tax of Shanghai Chuangxin and its consolidated Subsidiaries.   If requested by Old BVI, the Entrustment Management Fee shall be paid quarterly (each such quarter being a “Payment Period”), as follows.

(a) Shanghai Chuangxin shall pay to Old BVI as the Entrustment Management Fee for each Payment Period an amount specified by Old BVI that is up to the consolidated earnings before tax (revenues after deduction of operating costs, expenses and taxes other than income tax) of Shanghai Chuangxin and its consolidated subsidiaries.

(b) If the earnings before tax  is zero in any Payment Period, the Entrustment Management Fee for such Payment Period shall be zero.  If such earnings before tax are less than zero (i.e., if Chuangxin and its consolidated Subsidiaries sustain a loss), all such loss shall be carried over to the subsequent Payment Period and deducted from the earnings before tax for such subsequent Payment Period for purposes of computing such subsequent Payment Period’s Entrustment Management Fee.

(c) The Parties shall calculate, and Chuangxin shall pay, the Entrustment Management Fee for each Payment Period within twenty (20) days after the end of such Payment Period.

(d) If such Entrustment Management Fee is based on the earnings before tax of Chuangxin and its consolidated subsidiaries, each of such payments by Chuangxin shall be based on the estimated amount of such earnings before tax of Chuangxin and its consolidated Subsidiaries, except that if such Entrustment Management Fee is to be equal to the earnings before tax of Chuangxin and its consolidated subsidiaries then (i) the aggregate amount of such payments for each Payment Period shall be adjusted after the end of each Payment Period, but before the filing of tax returns for such Payment Period (the “Quarterly Adjustment”), so as to make the after-tax profit of Chuangxin and its consolidated Subsidiaries zero for that Payment Period and (ii) such payments shall be adjusted after the end of each fiscal year, but before the filing of the yearly tax returns (the “Annual Adjustment”), so as to make the after-tax profit of Chuangxin and its consolidated Subsidiaries zero for that fiscal year.

Section 2.06 Operating Risks and Losses; Funding; Liability.  The Parties acknowledge and agree that if during the Entrusted Period, Shanghai Chuangxin suffers losses or requires additional capital or other funding, Shareholder shall not have any obligation to fund such loss or to provide any additional capital or other funding.  To the extent that any such additional capital or other funding is to be provided, Shanghai Chuangxin shall look solely to Old BVI for such additional capital or funding.  Old BVI shall not have any liability to the Shareholder or Shanghai Chuangxin for the exercise by Old BVI of its rights, powers and authority hereunder, and nothing in this Agreement shall make Old BVI liable or responsible for any debts, liabilities or obligations of Shanghai Chuangxin or any of its Subsidiaries or impose on Old BVI any obligation to fund any capital requirements of, or otherwise provide any funding to, Shanghai Chuangxin or any of its Subsidiaries.  As provided in this Agreement, Old BVI shall be entitled to enjoy the profits and as a matter of financial reporting shall bear the losses arising from the management and operation of Shanghai Chuangxin and its Subsidiaries during the Entrusted Period.

Section 2.07 Share Pledge.  If the Chuangxin Closing does not occur by December 31, 2011, if requested by Old BVI, Shareholder shall grant to Old BVI a share pledge (the “Share Pledge”) in form and substance satisfactory to Old BVI with respect to the equity interests and shares in Shanghai Chuangxin and Shanghai Chuangxin’s Subsidiaries and shall cooperate and take all such actions as may be requested by Old BVI to register such Share Pledge.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to Old BVI as of the date hereof and as of the Shanghai Chuangxin Closing as follows; provided that each representation or warranty deemed to be made as of a specific date (e.g., as of the date hereof or as the Shanghai Chuangxin Closing) shall be deemed to be made by reference to the facts and circumstances existing as at such date:

Section 3.01 Organization; Good Standing; Qualification.  Each of the Shareholder and Shanghai Chuangxin is duly organized, validly existing and in good standing under the Laws of China and has the requisite corporate (or other) power and authority to enter into this Agreement and each of the other Entrustment Agreements to which it is a party, to carry out its obligations hereunder and thereunder.

Section 3.02 Authorization; Execution; Enforceability.  The execution and delivery of this Agreement and the other Entrustment Agreements to which the Shareholder or Shanghai Chuangxin is a party, the performance by the Shareholder and Shanghai Chuangxin of their respective obligations hereunder and thereunder, and the consummation by the Shareholder and Shanghai Chuangxin of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Shareholder and Shanghai Chuangxin and their shareholders or equity owners.  This Agreement and the other Entrustment Agreements have been duly executed and delivered by the Shareholder and Shanghai Chuangxin, and this Agreement and the other Entrustment Agreements constitute the legal, valid and binding obligations of the Shareholder and Shanghai Chuangxin, enforceable against the Shareholder and Shanghai Chuangxin in accordance with their respective terms, in each case, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.03 Title to the Equity Interest in Shanghai Chuangxin.

(a) The Shareholder is the direct legal and beneficial owner of the entire equity interest in Shanghai Chuangxin free and clear of any and all Encumbrances, other than the rights of Old BVI under the Chuangxin Share Transfer Agreement.

(b) There is no direct or indirect ownership or equity participation by any PRC Governmental Authority in the Shareholder or Shanghai Chuangxin.

(c) There is no security, option, warrant, right, call, subscription, agreement, proxy, entrustment or similar arrangement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any equity interest in Shanghai Chuangxin or any securities convertible into, or other rights to acquire, any equity interest in Shanghai Chuangxin, (ii) obligates the Shareholder or Shanghai Chuangxin to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such equity interest, securities or rights and none of such equity interests is subject to any restriction on transfer thereof except for restrictions under applicable Law.  Neither the Shareholder nor Shanghai Chuangxin has created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any equity interest in Shanghai Chuangxin.  Neither the Shareholder nor Shanghai Chuangxin has outstanding debt or debt instruments providing voting rights with respect to Shanghai Chuangxin to the holders thereof.

Section 3.04 Voting and Other Agreements.  Neither the Shareholder nor Shanghai Chuangxin is a party to any agreement, written or oral, and there is no agreement, written or oral, with any Person that requires (w) the voting or giving of written consents or consenting to written resolutions with respect to any security or equity interest or voting right in Shanghai Chuangxin (including without limitation any voting agreements, voting trust agreements, shareholder or similar agreements) or the voting by a director of Shanghai Chuangxin, (x) the sale, transfer or other disposition with respect to any security or equity interest or voting right in Shanghai Chuangxin, (y) any restrictions with respect to the ability of Shanghai Chuangxin to pay dividends out of profits or make any other similar distributions of profits to any current or future holder of any equity interest therein or to pay the Entrustment Management Fee hereunder or (z) any restrictions with respect to the consummation of the transactions contemplated hereby.

Section 3.05 No Conflict; Governmental and Other Consents.

(a) The execution, delivery and performance by the Shareholder and Shanghai Chuangxin of this Agreement and the other Entrustment Agreements to which either of them is a party do not and will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Shareholder or Shanghai Chuangxin, (ii) result in the violation of any Law, or (iii) conflict with or result in any violation of any provision of the memorandum and articles of association of the Shareholder or Shanghai Chuangxin.

(b) Neither the Shareholder nor Shanghai Chuangxin nor any Affiliate of the Shareholder is required to obtain any consent, approval, or act of, or waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by the Shareholder and Shanghai Chuangxin of this Agreement or any of the other Entrustment Agreements (it being understood that this representation as to consents, approvals, waivers, authorizations and orders of Governmental Authorities outside of Hong Kong and China is to the knowledge of the Shareholder and Shanghai Chuangxin).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OLD BVI

Old BVI represents and warrants to the Shareholder as of the date hereof and as of the Shanghai Chuangxin Closing as follows; provided that each representation or warranty deemed to be made as of a specific date (e.g., as of the date hereof or as of the Shanghai Chuangxin

Closing) shall be deemed to be made by reference to the facts and circumstances existing as at such date:

Section 4.01 Organization; Good Standing; Qualification.  Old BVI is a company limited by shares  duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands China.  Old BVI has all necessary power and authority to enter into this Agreement and each of the Entrustment Agreements to which it is a party and to carry out its obligations hereunder and thereunder.

Section 4.02 Authorization; Execution; Enforceability.  The execution and delivery of this Agreement and the other Entrustment Agreements to which Old BVI is a party, the performance by Old BVI of its obligations hereunder and thereunder, and the consummation by Old BVI of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Old BVI and its shareholders.  This Agreement and the other Entrustment Agreements to which Old BVI is a party have been duly executed and delivered by Old BVI.  This Agreement the other Entrustment Agreements constitute, the legal, valid and binding obligations of Old BVI, enforceable against Old BVI in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.03 No Conflict; Governmental and Other Consents.

(a) The execution, delivery and performance by Old BVI of this Agreement and the other Entrustment Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Old BVI or any of its Affiliates or result in the creation of any liens upon any of the properties or assets of Old BVI, (ii) result in the violation of any applicable Law, (iii) conflict with or result in any violation of any provision of the articles of association of Old BVI.

(b) Neither Old BVI nor any of its Affiliates is required to obtain any consent, approval, or act of, or waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by Old BVI of this Agreement or any of the other Entrustment Agreements (it being understood that this representation as to consents, approvals, waivers, authorizations and orders of Governmental Authorities outside of the United States, Hong Kong and China is to the knowledge of Chindex).

ARTICLE V

OTHER AGREEMENTS AND COVENANTS

Section 5.01 Non-Interference.  During the Entrusted Period, the Shareholder shall not without the prior written consent of Old BVI:

(a) make any decisions regarding the management and operation of Shanghai Chuangxin;

(b) intervene in or in any way interfere with or obstruct Old BVI’s management and operation of Shanghai Chuangxin, whether by making use of its power as a shareholder of Shanghai Chuangxin or otherwise;

(c) entrust or grant any shareholder’s rights in or other rights of control with respect to Shanghai Chuangxin to a third party other than Old BVI;

(d) otherwise entrust any other third party other than Old BVI to manage and operate or otherwise control Shanghai Chuangxin;

(e) sell, assign, mortgage or otherwise dispose of, or create any Encumbrance on, any equity interest in Shanghai Chuangxin or on the assets, liabilities, operations, shareholders’ equity or other legal rights with respect to revenues of Shanghai Chuangxin;

(f) enter into any transaction which may materially affect the assets, liabilities, operations, shareholders’ equity or other legal rights of Shanghai Chuangxin;

(g) cause or permit Shanghai Chuangxin to distribute any dividend in any manner;

(h) cause or permit Shanghai Chuangxin to supplement, alter or amend its articles of association in any manner;

(i) (1) issue, grant or sell (or cause or permit Shanghai Chuangxin to issue, grant or sell) any equity interest in Shanghai Chuangxin or (2) issue, grant or sell (or cause or permit Shanghai Chuangxin to issued, grant or sell) any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any equity interest in Shanghai Chuangxin or (3) make (or cause or permit Shanghai Chuangxin to make) any other changes in its equity capital structure;

ARTICLE VI

TERMINATION

Section 6.01 Termination.  This Agreement (i) may be terminated by the mutual agreement of the Parties at any time prior to the Chuangxin Closing and (ii) shall immediately and automatically terminate upon the occurrence of the Chuangxin Closing.

Section 6.02 Effect of Termination.  Unless agreed otherwise, in the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and no Party shall be obliged to continue to perform this Agreement; provided, however, that (i) nothing herein shall relieve either Party from liability for any breach of this Agreement that occurred before such termination and (ii) the terms of Article VII and Article VIII shall survive any such termination.

ARTICLE VII

REMEDIES; INDEMNIFICATION; LIMITATION OF LIABILITY; DISPUTE
RESOLUTION; ARBITRATION

Section 7.01 Indemnification.

(a) The Shareholder agrees to indemnify and hold harmless Old BVI, each Person who controls Old BVI, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations, warranties or covenants made by Shareholder in this Agreement, any of the other Entrustment Agreements or any instrument or document delivered by Shareholder pursuant to this Agreement or any other Entrustment Agreement.

(b) Old BVI agrees to indemnify and hold harmless Shareholder, its Affiliates and each of their respective officers, directors, employees and agents in their respective capacities as such, to the fullest extent lawful, from and against any Loss arising out of or resulting from any inaccuracy in or breach of the representations, warranties or covenants made by Old BVI in this Agreement, any of the other Entrustment Agreements or any instrument or document delivered by Old BVI pursuant to this Agreement or any other Entrustment Agreement.

(c) Subject to Section 7.01(d), a Party obligated to provide indemnification under this Section 7.01 (an “Indemnifying Party”) shall reimburse the indemnified parties of the applicable other Party (each an “Indemnified Party”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto.  It is understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties.

(d) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.01 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such

Indemnifying Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party by an unrelated third party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense, it being understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties).  If the Indemnifying Party assumes and conducts the defense as provided in the previous sentence, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(e) The obligations of the Indemnifying Party under this Section 7.01 shall survive the closing or termination of this Agreement and the transactions contemplated hereby.  The agreements contained in this Section 7.01 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise.

(f) The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 7.01 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim; provided that the amount of any Losses incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit received by the Indemnified Party in respect of such Losses, and provided, further, that any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 7.02 Dispute Resolution.  Subject to Sections 7.04 and 7.05, in the event any dispute, controversy or claim arises out of or relating to any provision of this Agreement or the other Entrustment Agreements or the transactions contemplated hereby, any Party may notify the applicable other Party or Parties in writing that a dispute, controversy or claim exists and that it is prepared to negotiate a resolution of such dispute, controversy or claim.  In the event a Party delivers such notice the applicable Parties shall first attempt to resolve the dispute, controversy or claim by good faith negotiation.  In the event that the Parties are unable to resolve such dispute, controversy or claim within sixty (60) days after the delivery of such notice, any Party may submit any such dispute, controversy or claim (including the obligation to arbitrate disputes), for final resolution by arbitration pursuant to Section 7.03 below.

Section 7.03 Arbitration.

(a) Subject to Sections 7.02, 7.04 and 7.05, any dispute, controversy or claim arising out of or related to this Agreement or any instrument or document delivered pursuant to this Agreement or the other Entrustment Agreements or the transactions contemplated hereby or thereby (including the obligation to arbitrate disputes), shall be resolved by arbitration under the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL”) as modified by this Section 7.03, which rules in force at the time of arbitration (the “UNCITRAL Rules”) are deemed to be incorporated into this Section.  The Hong Kong International Arbitration Centre (“HKIAC”) shall be the appointing authority under the UNCITRAL Rules, and the HKIAC schedule of fees and costs shall apply.

(b) The seat or legal place of arbitration shall be Hong Kong; provided, that the arbitrators may at their discretion hold hearings in mainland China or such other locations as they may deem appropriate.  Such arbitration shall be conducted in the English language (or if the Parties agree, both English and Chinese).  Unless the Parties otherwise agree, all documents shall be translated into English at the expense of the Party presenting the documents.  Neither Party shall be required to give general discovery of documents but may be required to produce specific, identified documents that are relevant to the dispute.

(c) The arbitral tribunal shall be composed of three impartial and independent arbitrators who are not citizens or residents of the PRC or the United States, one selected by the claimant(s) and one selected by the respondent(s) and the third selected by the other two arbitrators, or, if the other two arbitrators are unable to agree, by HKIAC, with such third arbitrator being the presiding arbitrator.  The arbitral tribunal may, in addition to any other powers conferred by the UNCITRAL Rules: (i) enjoin a Party from performing any act prohibited, or compel a Party to perform any act required, by the terms of this Agreement; (ii) where, and only where, a violation of this Agreement has been found, shorten or lengthen any time period established by this Agreement; and (iii) order such other legal or equitable relief as the arbitral tribunal deems appropriate.  The arbitral tribunal shall not be empowered to award, and the Parties to this Agreement hereby waive the right to claim, consequential or punitive damages.  The arbitrators shall render findings of fact and conclusions of law and a written award setting forth the basis and reasons for any decision rendered.

(d) The decision of the arbitral tribunal shall be final and binding on the Parties to such arbitration and their Affiliates and may not be appealed.  Judgment upon any award of the arbitral tribunal may be entered in any court of competent jurisdiction.  In connection with any arbitration hereunder or the enforcement of any award rendered pursuant thereto, the Parties hereby waive all defenses based on the general invalidity or unenforceability of this Agreement or this Article VII.

(e) The arbitration proceeding shall be confidential and the arbitral tribunal may issue appropriate protective orders to safeguard the Parties’ confidential information.  Except as required by Law, no Party shall make (or instruct any arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitral tribunal without the prior written consent of the other Parties.  The existence of any dispute submitted to arbitration, any evidence submitted, and the award of the arbitral tribunal, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

Section 7.04 Third Party Action.  If a third party initiates a claim of any nature in any court against any of the Parties arising out of or relating to any provision of this Agreement or any of the other Entrustment Agreements, the Parties agree that, as to such claim, the Party so named in such court proceeding may implead or otherwise join any of the remaining Parties in that proceeding, and that the existence of Sections 7.02 and 7.03 hereof (and the remedies prescribed thereunder) shall not act as a defense or bar to such impleader or joinder.

Section 7.05 Remedies.  Except as set forth in this Article VII, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.06 No Consequential or Punitive Damages.  Except for any remedy relating directly or indirectly to the inability of Old BVI to benefit from the profits of Shanghai Chuangxin and to consolidate the assets and results of operations of Shanghai Chuangxin and its Subsidiaries in the consolidated financial statements of Old BVI as a result of any breach of this Agreement by the Shareholder, no Party shall seek or be entitled to receive any consequential damages, including without limitation loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement; nor shall any Party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Survival of Representations and Warranties.  The representations and warranties of the Parties contained herein shall survive the Entrusted Period for a period of twenty-four (24) months following the Chuangxin Closing; provided, however, that (i)  the representations and warranties made by the Shareholder in Sections 3.01, 3.02, 3.03 and 3.04 and (ii) the representations and warranties made by Old BVI in Sections 4.01 and 4.02 shall survive indefinitely.

Section 8.02 Liability for Breach of Agreement.  Any failure to perform the obligations required herein, in whole or in part, constitutes breach of contract and the breaching Party shall compensate the non-breaching Party for the loss incurred as a result of such breach.

Section 8.03 Further Assurances.  Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions, or give effect to the purposes and intends, of this Agreement, including the ability of Old BVI to consolidate the results of operations of Shanghai Chuangxin into the financial statements of Old BVI.

Section 8.04 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.05 Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and the other Entrustment Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Shanghai Chuangxin, the Shareholder and Old BVI with respect to the subject matter hereof and thereof.

Section 8.06 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.06):

If to the Shareholder:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010,
P.R. China
Attention:  Ding Xiaojun
Facsimile:  (86) 021-63325080

If to Old BVI:

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary

If to Shanghai Chuangxin:

To the registered office of Shanghai Chuangxin

With copies to:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010,
P.R. China
Attention:  Ding Xiaojun
Facsimile:  (86) 021-63325080

and

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary

Section 8.07 Assignment; Binding Effect.  This Agreement may not be assigned without the express written consent of the other Parties (not to be unreasonably withheld, delayed or conditioned); and any such assignment or attempted assignment without such consent or compliance shall be void.  In the event of any permitted assignment by a Party, the assignee shall agree as a condition to the effectiveness of such assignment in a written agreement in form and substance satisfactory to the other Party (an executed copy of which shall be delivered to such other Party) to assume and agree to be bound by the obligations of such Party set forth in this Agreement.  No assignment by any Party shall relieve such Party from any of its obligations hereunder.

Section 8.08 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

Section 8.09 Waiver.  Any Party may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto, or (iii) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party that is giving the waiver.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 8.10 No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and, except for Article VII, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.11 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of Laws of the State of New York or any other jurisdiction.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Taxes.  Any and all Taxes arising from execution and performance of this Agreement and during the course of the entrusted management and operation of Shanghai Chuangxin shall be borne by the Parties respectively pursuant to applicable Law.

Section 8.13 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 8.14 Absence of Presumption.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto (or any court or arbitral tribunal) desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD. (上海复星医药（集团）股份有限公司in Chinese)

	By:	/s/ Chen Qiyu
Name: Chen Qiyu
Title: Chairman of the Board
(Chop)

SHANGHAI TECHNOLOGY INNOVATION CO., LTD. (上海创新科技有限公司 in Chinese)

	By:	/s/ Ding Xiaojun
Name: Ding Xiaojun
Title: Legal Representative
(Chop)

CHINDEX EXPORT LIMITED

By:	/s/ Lawrence Pemble
Name: Lawrence Pemble
Title: Director

[Entrusted Management Agreement Signature Page]